EXHIBIT 99.1

MMEX Resources Corp. Commences Detailed Engineering Phase for 10,000 Barrel-Per-Day Pecos County, Texas Crude Oil Refinery Unit

FORT STOCKTON, TEXAS – February 15, 2018 – MMEX Resources Corp. (OTCQB: MMEX) today announced that it has retained Interstate Treating, Inc. to be the primary contractor for the engineering, procurement and construction of MMEX’s planned 10,000 barrel-per-day (“bpd”) crude oil distillation unit (the “Distillation Unit”) in Pecos County. MMEX further announced that Interstate Treating’s field personnel will immediately commence the detailed engineering phase of the project so that the parties can finalize a definitive engineering, procurement and construction (“EPC”) agreement.

Interstate Treating, based in Odessa, Texas (www.intertreat.com), is a leading provider of total turnkey construction services to the gas treating and processing industry. VFuels, LLC, which has collaborated with MMEX in the design of the Distillation Unit, will continue as a subcontractor to Interstate Treating in designing, fabricating and delivering the modular processing equipment for the Distillation Unit from its Houston, Texas headquarters.

Jack W. Hanks, President and CEO of MMEX Resources Corp., commented, “MMEX is very pleased that Interstate Treating has agreed to partner with VFuels to move our Distillation Unit project to the next phase. Our prospective project financing sources require that a turnkey agreement be in place with established EPC firms as a condition of their financing, so this is a critical step towards that end. We are extremely fortunate to have Interstate Treating playing a major role in these efforts.”

About MMEX Resources Corp.

MMEX Resources Corporation (MMEX), a development stage company, is focused on building crude oil refining facilities in the Permian Basin in West Texas. For more information about MMEX, visit www.mmexresources.com.

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The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to the Company’s ability to continue as a going concern, our lack of revenues, general business conditions, the requirement to obtain significant financing to pursue our business plan, our history of operating losses and other risks detailed from time to time in the Company's SEC reports. In particular, readers should note that MMEX undertakes no obligation to update forward-looking statements.